Exhibit 10.1

SUMMARY OF

RETENTION AND INCENTIVE PLAN

On September 24, 2002, the Board of Directors of Restoragen, Inc. approved a Retention and Incentive Plan for the Company’s four senior managers (the “Plan”).  Following is a summary of the material terms of the Plan.

Senior Managers

David Hathaway

Ashleigh Palmer

Roberta Schneider

David Walker

Retention Plan:

•                                          For the period beginning August 1, 2002 through January 31, 2003, the base salary of each of the Senior Managers will be increased by 50%.  Each Senior Manager’s increase will apply only to those pay periods during which the Senior Manager remains employed by the Company.  Beginning February 1, 2003, the base salary will revert back to the base salary prior to adoption of this Plan, unless the Board of Directors determines otherwise.

•                                          The Company will pre-pay 100% of the Senior Manager’s health insurance and dental insurance premiums for the period from October 1, 2002 to September 30, 2003.  This coverage will continue for this period regardless of whether a Senior Manager resigns or is terminated by the Company during this period.

•                                          Payments made for increased salary and insurance will reduce any obligations by the Company under the Senior Manager’s employment contracts.  The employment contracts are not being terminated at this point in time.

Incentive Plan – This Incentive Plan is intended to define the milestones for incentive compensation described in the employment agreements with each Senior Manager.  Rather than basing the objectives on a calendar year (as contemplated by the employment agreements), the following incentive payments will be made if the objectives are accomplished during the 12-month period beginning on the date of adoption of this Plan by the Board of Directors.  Each Senior Manager will be entitled to the following incentive payments if the Senior Manager is employed by the Company on the date the Company signs a definitive agreement for the transaction and the transaction closes as set forth in the definitive agreement:

•                                          0.5 month’s salary upon receipt of the first $500,000 milestone payment under the non-strategic license agreement under negotiation.

•                                          0.5 month’s salary upon receipt of payment of the second $500,000 payment under the non-strategic license agreement under negotiation.

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•                                          1.0 month’s salary upon the successful closing of at least $1.5 million in a private placement of debt.

•                                          3.0 months salary upon completion of a Board-approved partnership arrangement with a viable development partner.

Payment of the incentive amounts will be made as follows:

•                                          50% on the closing of the transaction (receipt of funds) described in objective

•                                          50% within 30 days of closing

If a Senior Manager is terminated by the Company without cause after signing of the definitive agreement but prior to closing, the Senior Manager will be entitled to payment of the full amount for that objective.  If a Senior Manager resigns at any time or is terminated for any other reason, the Senior Manager forfeits any unpaid amounts under this Incentive Plan.

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